                                                                   EXHIBIT 23.2


  Letter of KPMG Peat Marwick LLP re: Unaudited Interim Financial Information



Audio Book Club, Inc.
2295 Corporate Blvd., N.W.
Boca Raton, Florida 33431

Ladies and Gentlemen:

Re: Registration Statement No. 333-30665


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 16, 1997, except for notes 11(b), (c) and (d) which are as of September 16, 1997, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                Very truly yours,



                                                KPMG Peat Marwick LLP


New York, New York
October 20, 1997